Evoqua Water Technologies Appoints Sherrese Clarke Soares to Its Board of Directors
PITTSBURGH, PA--Evoqua Water Technologies (NYSE: AQUA), a leader in mission-critical water treatment solutions, today announced the appointment of Sherrese Clarke Soares to its Board of Directors. Ms. Clarke Soares will serve as an independent director.
"We are pleased to welcome Sherrese to Evoqua's Board of Directors," said Ron Keating, Evoqua's Chief Executive Officer. "Sherrese is a seasoned financial services executive who brings extensive experience in corporate finance and investment banking. Throughout her career, she has established an impressive track record for developing and managing investment strategies for alternative asset classes, evaluating and building portfolios of intellectual property assets, and creating structured financial solutions. I strongly believe that Sherrese will help position Evoqua for continued success, and I look forward to her leadership."
“I am excited to join Evoqua’s talented team with a focus on delivering clean water to the world,” said Ms. Clarke Soares.
Ms. Clarke Soares founded and currently serves as the Chief Executive Officer of HarbourView Equity Partners, a global investment firm focused on intellectual property and alternative investments in media and entertainment assets. Prior to founding HarborView, Ms. Clarke Soares founded and served as the Chief Executive Officer of Tempo Music, an investment platform for premium music rights, where she also chaired the company's investment committee, set the investing strategy, and served on the Board of Directors. Prior to launching Tempo Music, Ms. Clarke Soares served in roles as a Managing Director and the Global Head of Entertainment, Media, and Sports Structured Solutions at Morgan Stanley, the Head of North America Relationship Lending at Morgan Stanley, a Senior Vice President at CIT Group, and an Assistant Vice President at GE Capital. She earned her MBA from Harvard Business School and a Bachelor of Science degree in finance from Georgetown University.
About Evoqua Water Technologies
Evoqua Water Technologies is a leading provider of mission-critical water and wastewater treatment solutions, offering a broad portfolio of products, services, and expertise to support industrial, municipal, and recreational customers who value water. Evoqua has worked to protect water, the environment, and its employees for more than 100 years, earning a reputation for quality, safety, and reliability around the world. Headquartered in Pittsburgh, Pennsylvania, the company operates in more than 160 locations across ten countries. Serving more than 38,000 customers and 200,000 installations worldwide, our employees are united by a common purpose: Transforming Water. Enriching Life.® To learn more, visit www.evoqua.com.
Contact:
Media
Sarah Brown, 506-454-5495 (office)
sarah.brown@evoqua.com

Investors
Dan Brailer, 724-720-1605 (office)
412-977-2605 (mobile)
dan.brailer@evoqua.com